                                  EXHIBIT 99.1

                          INDEPENDENT AUDITORS' REPORT


The Shareholders and Board of Directors of PennCorp Financial Group, Inc.

We have audited the accompanying consolidated balance sheets of PennCorp Financial Group, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedules as listed in the accompanying index. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PennCorp Financial Group, Inc. and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/KPMG PEAT MARWICK LLP
Raleigh, North Carolina
February 28, 1997
(except as to Note 19 which is as of November 14, 1997)

CONSOLIDATED STATEMENTS OF INCOME
(As restated)

                                                                               FOR THE YEARS ENDED DECEMBER 31,
             (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)               1996         1995        1994
                                                                              ---------    ---------   ---------
REVENUES:
   Premiums, principally accident and sickness                                $ 256,859    $ 239,010   $ 214,674
   Interest sensitive policy product charges                                     91,231       62,879      29,748
   Net investment income                                                        210,734      102,291       51,850
   Other income                                                                  22,666       17,076       1,056
   Net gains (losses) from the sale of investments                                1,257        3,770      (3,556)
                                                                              ---------    ---------   ---------
     Total revenues                                                             582,747      425,026     293,772
                                                                              ---------    ---------   ---------

BENEFITS AND EXPENSES:
   Claims incurred                                                              188,727      141,876     112,650
   Change in liability for future policy benefits and other
     policy benefits                                                             83,184       20,047      (9,329)
   Amortization of present value of insurance in force and
     deferred policy acquisition costs                                           56,470       51,535      28,466
   Amortization of costs in excess of net assets acquired                         8,648        6,486       5,241
   Underwriting and other administrative expenses                               116,560      106,105      77,817
   Interest and amortization of deferred debt issuance costs                     18,579       19,520      18,274
                                                                              ---------    ---------   ---------
     Total benefits and expenses                                                472,168      345,569     233,119
                                                                              ---------    ---------   ---------
Income before income taxes, undistributed earnings in
   unconsolidated affiliates and extraordinary charge                           110,579       79,457      60,653
     Income taxes                                                                40,957       27,829      22,163
                                                                              ---------    ---------   ---------
Net income before undistributed earnings in unconsolidated
   affiliates and extraordinary charge                                           69,622       51,628      38,490
     Undistributed earnings in unconsolidated affiliates                         21,037        4,718          --
                                                                              ---------    ---------   ---------
Net income before extraordinary charge                                           90,659       56,346      38,490
     Extraordinary charge (net of income taxes of $1,277, $- and $-)             (2,372)          --          --
                                                                              ---------    ---------   ---------
Net income                                                                       88,287       56,346      38,490
     Preferred stock dividend requirements                                       14,646        6,540       1,151
                                                                              ---------    ---------   ---------
Net income applicable to common stock                                         $  73,641    $  49,806   $  37,339
                                                                              =========    =========   =========

PER SHARE INFORMATION:

Primary:
   Net income applicable to common stock before extraordinary charge         $    2.67    $    2.17   $    1.88
     Extraordinary charge, net of income taxes                                    (0.08)          --          --
                                                                              ---------    ---------   ---------
   Net income applicable to common stock                                      $    2.59    $    2.17   $    1.88
                                                                              =========    =========   =========

Common shares used in computing primary earnings per share                       28,462       22,985      19,830
                                                                              =========    =========   =========

Fully diluted:
   Net income applicable to common stock before extraordinary charge          $    2.49    $    2.09

     Extraordinary charge, net of income taxes                                    (0.07)          --
                                                                              ---------    ---------
   Net income applicable to common stock                                      $    2.42    $    2.09
                                                                              =========    =========

Common shares used in computing fully diluted earnings per share                 35,229       25,566
                                                                              =========    =========



           See accompanying Notes to Consolidated Financial Statements

CONSOLIDATED BALANCE SHEETS
(As restated)

                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE INFORMATION)                                     AS OF DECEMBER 31,
                                                                                                       1996           1995
                                                                                                    -----------    -----------
ASSETS:
Investments:
   Fixed maturity securities:
     Held for investment, at amortized cost (fair value $89,759 in 1996 and $51,354 in 1995)        $    87,330    $    51,366
     Available for sale, at fair value (amortized cost $2,941,268 in 1996 and $1,414,187 in 1995)     2,993,925      1,486,985
   Equity securities available for sale, at fair value (cost $17,511 in 1996 and $13,707 in 1995)        20,867         15,172
   Trading securities, at fair value                                                                     31,140         86,104
   Mortgage loans on real estate, net of allowance of $4,211 in 1996 and $- in 1995                     264,732         36,563
   Policy loans                                                                                         145,976        125,179
   Short term investments                                                                                63,113        416,953
   Other investments                                                                                     48,062         30,332
                                                                                                    -----------    -----------
     Total investments                                                                                3,655,145      2,248,654
Cash                                                                                                     39,464         40,325
Accrued investment income                                                                                48,360         30,992
Accounts and notes receivable, net of allowance of $6,528 in 1996 and $8,388 in 1995                     47,295         39,445
Investments in unconsolidated affiliates                                                                140,526        121,325
Present value of insurance in force                                                                     339,010        283,106
Deferred policy acquisition costs                                                                       252,428        185,570
Costs in excess of net assets acquired                                                                  148,080        122,398
Other assets                                                                                            139,015         71,103
                                                                                                    -----------    -----------
     Total assets                                                                                   $ 4,809,323    $ 3,142,918
                                                                                                    ===========    ===========

LIABILITIES:
Policy liabilities and accruals:
   Future policy benefits                                                                           $ 3,481,148    $ 2,145,721
   Policy and contract claims                                                                            44,878         36,429
   Other policyholder funds                                                                              40,429         39,011
                                                                                                    -----------    -----------
     Total policy liabilities and accruals                                                            3,566,455      2,221,161
Income taxes payable, primarily deferred                                                                 55,840         23,713
Notes payable                                                                                           210,325        307,271
Accrued expenses and other liabilities                                                                  114,462        101,638
                                                                                                    -----------    -----------
     Total liabilities                                                                                3,947,082      2,653,783
                                                                                                    -----------    -----------
Mandatorily redeemable preferred stock:
   Series B, $.01 par value, $100 initial redemption value; authorized, issued and
     outstanding 127,500 in 1996 and 1995                                                                14,689         13,307
   Series C, $.01 par value, $100 initial redemption value; authorized, issued and
     outstanding 178,500 in 1996 and 1995                                                                18,175         16,700

SHAREHOLDERS' EQUITY:
$3.375 Convertible Preferred Stock, $.01 par value, $50 redemption value;
authorized issued and outstanding 2,300,000 in 1996 and 1995                                            110,513        110,513
$3.50 Series II Convertible Preferred Stock, $.01 par value, $50 redemption value;
authorized issued and outstanding 2,875,000 in 1996                                                     139,157             --
Common stock, $.01 par value; authorized 50,000,000; issued and outstanding
   28,647,714 in 1996 and 22,879,708 in 1995                                                                286            229
Additional paid-in capital                                                                              393,156        220,482
Unrealized foreign currency translation losses                                                          (14,961)       (15,529)
Unrealized gains on securities available for sale                                                        20,064         30,353
Retained earnings                                                                                       186,032        117,987
Treasury shares (189,750 in 1996 and 1995)                                                               (3,370)        (3,370)
Notes receivable secured by common stock                                                                 (1,500)        (1,537)
                                                                                                    -----------    -----------
     Total shareholders' equity                                                                         829,377        459,128
                                                                                                    -----------    -----------
     Total liabilities and shareholders' equity                                                     $ 4,809,323    $ 3,142,918
                                                                                                    ===========    ===========

           See accompanying Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(As restated)

                           (AMOUNTS IN THOUSANDS)                     FOR THE YEARS ENDED DECEMBER 31,
                                                                       1996         1995         1994
                                                                     ---------    ---------    ---------
CONVERTIBLE PREFERRED STOCK:
   Balance at beginning of year                                      $ 110,513    $      --    $      --
   Issuance of convertible preferred stock                             139,157      110,513           --
                                                                     ---------    ---------    ---------
       Balance at end of year                                          249,670      110,513           --
                                                                     ---------    ---------    ---------

COMMON STOCK:
   Balance at beginning of year                                            229          191          191
   Issuance of common stock                                                 56           38           --
   Exercise of stock options                                                 1           --           --
                                                                     ---------    ---------    ---------
       Balance at end of year                                              286          229          191
                                                                     ---------    ---------    ---------

ADDITIONAL PAID-IN CAPITAL:
   Balance at beginning of year                                        220,482      169,310      169,301
   Issuance of common stock                                            170,393       51,172           --
   Exercise of stock options                                             2,281           --           --
   Treasury stock awarded to employees, net of unearned award               --           --            9
                                                                     ---------    ---------    ---------
       Balance at end of year                                          393,156      220,482      169,310
                                                                     ---------    ---------    ---------

UNREALIZED FOREIGN CURRENCY TRANSLATION LOSSES:
   Balance at beginning of year                                        (15,529)     (17,875)     (13,118)
   Change in unrealized foreign currency translation losses during
     the year, net of income taxes                                         568        2,346       (4,757)
                                                                     ---------    ---------    ---------
       Balance at end of year                                          (14,961)     (15,529)     (17,875)
                                                                     ---------    ---------    ---------

UNREALIZED GAINS (LOSSES) ON SECURITIES AVAILABLE FOR SALE:
   Balance at beginning of year                                         30,353      (24,454)          --
   Cumulative effect of accounting change, net of income taxes              --           --        9,328
   Equity in unrealized losses of unconsolidated affiliate              (6,045)          --           --
   Change in unrealized gains (losses) on securities available for
     sale during the year, net of income taxes                          (4,244)      54,807      (33,782)
                                                                     ---------    ---------    ---------
       Balance at end of year                                           20,064       30,353      (24,454)
                                                                     ---------    ---------    ---------

RETAINED EARNINGS:
   Balance at beginning of year                                        117,987       69,475       33,003
   Net income                                                           88,287       56,346       38,490
   Dividends on common stock                                            (5,630)      (1,327)        (765)
   Amortization of discount and dividends on preferred stock           (14,646)      (6,540)      (1,151)
   Treasury stock awarded to employees, net of unearned award               --           --         (102)
   Earned portion of treasury stock awarded to employees                    34           33           --
                                                                     ---------    ---------    ---------
       Balance at end of year                                          186,032      117,987       69,475
                                                                     ---------    ---------    ---------

TREASURY SHARES:
   Balance at beginning of year                                         (3,370)        (386)        (280)
   Purchases of treasury shares                                             --       (2,984)        (232)
   Treasury shares awarded to employees, net of unearned award              --           --          126
                                                                     ---------    ---------    ---------
       Balance at end of year                                           (3,370)      (3,370)        (386)
                                                                     ---------    ---------    ---------
NOTES RECEIVABLE SECURED BY COMMON STOCK:                               (1,500)      (1,537)        (115)
                                                                     ---------    ---------    ---------
   Total shareholders' equity                                        $ 829,377    $ 459,128    $ 196,146
                                                                     =========    =========    =========

           See accompanying Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
(As restated)

                              (AMOUNTS IN THOUSANDS)                                             FOR THE YEARS ENDED DECEMBER 31,
                                                                                                 1996         1995          1994
                                                                                               ---------    ---------    ---------
   CASH FLOWS FROM OPERATING ACTIVITIES:

   Net income before undistributed earnings in unconsolidated affiliates and
     extraordinary charge                                                                      $  69,622    $  51,628    $  38,490
   Adjustments to reconcile net income before undistributed earnings in unconsolidated affiliates and extraordinary charge to net cash provided by operating activities:
     Capitalization of deferred policy acquisition costs                                         (98,140)     (84,089)     (58,509)
     Amortization of present value of insurance in force, deferred policy acquisition costs,
       intangibles, depreciation and accretion, net                                               63,588       54,160       36,453
     Increase (decrease) in policy liabilities and accruals and other policyholder funds          77,549        4,531      (39,701)
     Purchases of trading securities                                                                  --       (1,031)          --
     Sales of trading securities                                                                  56,004       47,145           --
     Other, net                                                                                  (16,476)      12,701       28,835
                                                                                               ---------    ---------    ---------
         Net cash provided by operating activities                                               152,147       85,045       5,568
                                                                                               ---------    ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Cash expended in acquisition of businesses, net of cash acquired
     of $-, $- and $12,931                                                                       (99,596)     (18,363)     (89,137)
   Purchases of fixed maturity securities held for investment                                    (27,000)     (15,950)        (472)
   Purchases of fixed maturity securities available for sale                                    (920,430)    (188,388)    (174,872)
   Purchases of equity securities                                                                 (8,398)     (13,415)      (8,294)
   Purchase of affiliate                                                                              --     (107,366)          --
   Maturities of fixed maturity securities held for investment                                    42,351        6,214       18,098
   Maturities of fixed maturity securities available for sale                                     81,538       27,198       41,370
   Sales of fixed maturity securities held for investment                                          4,910           --           --
   Sales of fixed maturity securities available for sale                                         368,331       99,804       83,182
   Sales of equity securities                                                                      5,328        9,993       9,574
   Decrease (increase) in short-term investments, net
     (including changes in amounts due to broker)                                                412,687       39,392      (20,269)
   Acquisitions and originations of mortgage loans                                              (112,473)          --           --
   Sales of mortgage loans                                                                       151,972           --           --
   Principal collected on mortgage loans                                                          21,657           --           --
   Other, net                                                                                      4,521       (3,288)      (3,553)
                                                                                               ---------    ---------    ---------
         Net cash used in investing activities                                                   (74,602)    (164,169)    (144,373)
                                                                                               ---------    ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Issuance of notes payable                                                                     230,000      130,783       83,500
   Issuance of common stock                                                                      155,450       51,210           --
   Issuance of preferred stock                                                                   139,157      110,513       33,034
   Purchases of treasury stock                                                                        --       (2,984)        (232)
   Reduction of notes payable                                                                   (330,624)     (91,507)      (5,271)
   Redemption of preferred stock                                                                      --      (33,415)          --
   Receipts from interest sensitive products credited to policyholders' account balances         160,403       91,175       47,497
   Return of policyholders' account balances on interest sensitive products                     (365,554)    (144,413)     (45,426)
   Repurchase agreement, net                                                                     (52,839)          --           --
   Other, primarily dividends, net                                                               (14,399)      (4,950)          --
                                                                                               ---------    ---------    ---------
         Net cash provided (used) by financing activities                                        (78,406)     106,412      113,102
                                                                                               ---------    ---------    ---------
         Net increase (decrease) in cash                                                            (861)      27,288      (25,703)
CASH AT BEGINNING OF YEAR                                                                         40,325       13,037       38,740
                                                                                               ---------    ---------    ---------
CASH AT END OF YEAR                                                                            $  39,464    $  40,325    $  13,037
                                                                                               =========    =========    =========


SUPPLEMENTAL DISCLOSURES:
   Income taxes paid (refunded)                                                                $  (4,992)   $     787    $   2,474
   Interest paid                                                                                  18,185       20,001       15,443

NON-CASH FINANCING ACTIVITIES:
   Debt assumed with acquisition                                                                      --       38,214           --
   Securities issued in conjunction with acquisition                                              14,999       28,750           --
   Amounts due on acquisition of affiliate                                                            --       11,114           --

           See accompanying Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (As restated)

(1)      BASIS OF PRESENTATION

PennCorp Financial Group. Inc. (the "Company" or "PennCorp") is an insurance holding company. The Company commenced operations with the acquisition of Pennsylvania Life Insurance Company ("PLIC") and Executive Fund Life Insurance Company (which was merged into PLIC effective July 1, 1996) and Pacific Life and Accident Insurance Company ("PLAIC") on August 23, 1990. Through its wholly-owned life insurance subsidiaries, PLIC and its wholly-owned subsidiary, PennCorp Life Insurance Company (collectively referred to as "Penn Life"), Peninsular Life Insurance Company ("Peninsular"), Professional Insurance Corporation ("Professional"), Pioneer Security Life Insurance Company ("Pioneer Security") and its wholly-owned subsidiaries American-Amicable Life Insurance Company of Texas and Pioneer American Insurance Company (Pioneer Security and its subsidiaries collectively referred to as "AA Life"), Salem Life Insurance Corporation ("Salem Life") and its wholly-owned subsidiaries Integon Life Insurance Corporation ("ILIC"), Georgia International Life Insurance Company and Occidental Life Insurance Company of North Carolina ("OLIC") (Salem Life and its wholly-owned subsidiaries collectively referred to as "Integon Life"), United Life and Annuity Insurance Company ("United Life"), Marketing One, Inc. ("Marketing One"), a third party marketing organization, and PLAIC, the Company offers a broad range of accident and sickness, life, and accumulation insurance products to individuals through a sales force that is contractually exclusive to certain of the Company's subsidiaries and through general agents.

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. All dollar amounts presented hereafter, except share information, are stated in thousands.

The financial statements and certain notes thereto have been restated as discussed in Note 19.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Accounts that the Company deems to be acutely sensitive to changes in estimates include deferred policy acquisition costs, future policy benefits, policy and contract claims and present value of insurance in force. In addition, the Company must determine requirements for disclosure of contingent assets and liabilities as of the date of the financial statements based upon estimates. In all instances, actual results could differ from estimates.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES INVESTMENTS

Fixed maturities classified as held for investment are recorded at cost, adjusted for amortization of premium or discount, as the Company has the intent and ability to hold them to maturity. Fixed maturities and equity securities classified as available for sale are recorded at fair value, as they may be sold in response to changes in interest rates, prepayment risk, liquidity needs, the need or desire to increase income or capital and other economic factors. Changes in unrealized gains and losses related to securities available for sale are recorded as a separate component of shareholders' equity, net of applicable income taxes. Securities classified as trading securities are reported at fair value with realized gains and losses and changes in unrealized gains and losses included in the determination of net income as a component of other income. The classification of securities as held for investment, available for sale or trading is generally determined at the date of purchase. The Company carries a certain equity investment in an affiliate on the equity basis of accounting as a result of its percentage ownership and lack of voting control. Mortgage-backed securities held for investment or available for sale are amortized using the interest method including anticipated prepayments at the date of purchase. Significant changes in estimated cash flows from original assumptions are reflected in the period of such change. Mortgage loans on real estate are recorded at cost, adjusted for amortization of premium or discount and provision for loan loss, if necessary. Policy loans, short-term investments, and other investments are recorded at cost, which approximates market.

Realized investment gains and losses and declines in value which are other than temporary, determined on the basis of specific identification, are included in net income.

Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which was issued by the Financial Accounting Standards Board ("FASB") in May 1993. Since December 1991, the Company has utilized concepts considered in SFAS No. 115 regarding the classification of investments in debt securities. The implementation of SFAS No. 115 has resulted in the Company reflecting certain invested assets at fair value rather than lower of aggregate cost or market as was the previous accounting practice. As of January 1, 1994 the adoption of SFAS No. 115 resulted in an increase in the value reflected in the financial statements for the fixed maturity securities available for sale of approximately $14,351 and an increase in shareholders' equity of $9,328, net of deferred tax.

In November 1995, the FASB announced that for the year ended December 31, 1995, companies that are subject to the reporting requirements of SFAS No. 115 would have a one-time opportunity to reclassify securities currently classified as held for investment without the risk of tainting the accounting for investments on a historical basis. The Company has evaluated the securities contained in this portfolio and has determined under which conditions it may dispose of such securities. In light of this review, the Company has reclassified approximately $61,410 of securities which were previously classified as held for investment to available for sale. The result of such reclassification was to increase shareholders' equity by $1,198, net of applicable deferred income taxes.

INSURANCE REVENUE RECOGNITION

Accident and sickness insurance premiums are recognized as revenue ratably over the time period to which premiums relate. Revenues from traditional life insurance policies represent premiums which are recognized as earned when due. Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the lives of the policies. This association is accomplished by means of the provision for liabilities for future policy benefits and the deferral and amortization of policy acquisition costs.

Revenues for interest sensitive products such as universal life and annuity contracts represent charges assessed against the policyholders' account balance for the cost of insurance, surrenders and policy administration. Benefits charged to expenses include benefit claims incurred during the period in excess of policy account balances and interest credited to policy account balances.

POLICY LIABILITIES

Liabilities for future policy benefits generally have been computed on the net level premium method, based on estimated future investment yield, mortality, morbidity and withdrawals. Estimates used are based on experience adjusted to provide for possible adverse deviation. These estimates are periodically reviewed and compared with actual experience. Future policy benefits for interest sensitive products include the balance that accrues to the benefit of the policyholders and amounts that have been assessed to compensate the life insurance subsidiaries for services to be provided in the future.

Policy and contract claims represent estimates of both reported claims and claims incurred but not reported based on experience.

ACCOUNTS AND NOTES RECEIVABLE

Accounts and notes receivable consist primarily of agents' balances and premiums receivable from agents and policyholders in the United States and Canada. Agents' balances are partially secured by commissions due to agents in the future and premiums receivable are secured by policy liabilities. An allowance for doubtful accounts is established, based upon specific identification and general provision, for amounts which the Company estimates will not ultimately be collected.

DEFERRED POLICY ACQUISITION COSTS

Estimated costs of acquiring new business which vary with, and are primarily related to, the production of new business, have been deferred to the extent that such costs are deemed recoverable from future revenues. Such estimated costs include commissions, certain costs of policy issuance, underwriting, certain variable agency and marketing expenses and other costs directly associated with these functions to the extent such costs are determined to vary with and are primarily related to the production of new business. Costs deferred on accident and sickness and traditional life policies are amortized, with interest, over the anticipated premium-paying period of the related policies in proportion to the ratio of annual premium revenue to expected total premium revenue to be received over the life of the policies. Expected premium revenue is estimated by using the same mortality, morbidity and withdrawal assumptions used in computing liabilities for future policy benefits. For interest sensitive products and limited pay life products, policy acquisition costs are amortized in relation to the emergence of anticipated gross profits over the life of the policies.

PRESENT VALUE OF INSURANCE IN FORCE

The present value of insurance in force represents the anticipated gross profits to be realized from future revenues on insurance in force at the date such insurance was purchased, discounted to provide an appropriate rate of return and amortized, with interest based upon the policy liability or contract rate, over the years that such profits are anticipated to be received in proportion to the estimated gross profits. Accumulated amortization was $144,327 and $118,601 as of December 31, 1996 and 1995, respectively.

NET INCOME PER COMMON SHARE

Net income per common share is determined after recognition of preferred stock dividends and accretion of discount on preferred stock and is based on the weighted average number of common shares outstanding during the year after giving consideration to the dilutive effect of stock options and stock warrants. Fully diluted net income per share assumes the conversion of convertible preferred stock.

The Company adopted the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation", in 1996. This statement provides a choice for the accounting of employee stock compensation plans. A company may elect to use a new fair-value methodology, under which compensation cost is measured and recognized in results of operations, or continue to account for these plans under Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees", and related Interpretations. Note 12 of the Consolidated Financial Statements contains a summary of the pro forma effects to reported net income applicable to common stock and earnings per share for 1996 and 1995, if the Company had elected to account for employee stock compensation plans utilizing the fair value methodology prescribed by SFAS No. 123.

COSTS IN EXCESS OF NET ASSETS ACQUIRED

Costs in excess of the fair value of net assets acquired are amortized on a straight-line basis primarily over 20 years. Accumulated amortization was $35,061 and $26,413 as of December 31, 1996 and 1995, respectively.

The Company continually monitors the value of costs in excess of net assets acquired based upon estimates of future earnings. Any amounts deemed to be impaired are charged, in the period in which such impairment was determined, as an expense against earnings. For the periods presented there was no charge to earnings for the impairment of costs in excess of net assets acquired.

INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

BUSINESS COMBINATIONS

Business combinations accounted for as a purchase result in the allocation of the purchase consideration to the fair values of the assets and liabilities acquired establishing such fair values as the new accounting bases. Purchase consideration in excess of the fair value of net assets acquired is allocated to "costs in excess of net assets acquired." Should the fair value of the net assets acquired exceed the purchase consideration, such excess is utilized to reduce certain intangible assets, primarily "present value of insurance in force." Allocation of purchase price is performed in the period in which the purchase is consummated and may be preliminary. Adjustments resulting from completion of the purchase allocation process affect the value of the assets and liabilities acquired.

FOREIGN CURRENCY TRANSLATION

The financial statement accounts of the Canadian operations, which are denominated in Canadian dollars, are translated into U.S. dollars as follows:
(i) Canadian currency assets and liabilities are translated at the rates of exchange as of the balance sheet dates and the related unrealized translation adjustments are included as a separate component of shareholders' equity, and
(ii) revenues, expenses and cash flows, expressed in Canadian dollars, are translated using a weighted average of exchange rates for each of the periods presented.

REINSURANCE

Financial reinsurance that does not transfer significant insurance risk is accounted for as deposits. The cost of reinsurance related to long-duration contracts is accounted for over the life of the underlying reinsured policies. Balances due to, or from, reinsurers have been reflected as assets and liabilities rather than being netted against the related account balances.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to the current year presentation.

(3)      ACQUISITIONS

On July 22, 1996, the Company consummated the acquisition of United Life for a total purchase price of $110,056 including expenses incurred of $9,706 and earnings through the date of consummation of the acquisition of $3,608. The fair value of net assets acquired amounted to $81,500 resulting in $28,556 of costs in excess of net assets acquired.

The United Life acquisition has been accounted for as a purchase transaction in accordance with generally accepted accounting principles, and accordingly, all assets and liabilities acquired were recorded at fair value as of the acquisition date which became the new cost basis. The purchase allocation is preliminary and is expected to be completed by June 30, 1997.

On July 25, 1995, the Company consummated the acquisition of Integon Life for a total purchase price of $48,596 including acquisition expenses of approximately $3,200. The fair value of net assets acquired amounted to $6,378 resulting in $42,218 of costs in excess of net assets acquired.

The acquisition of Integon Life was initiated on January 20, 1995, when the Company and its subsidiaries entered into a series of related agreements to acquire all of the issued and outstanding capital stock of Salem Holdings Corporation (formerly Integon Life Corporation), including the purchase for $15,000 in cash, of a 49% limited partnership interest in the ultimate limited partner that controlled Integon Life. Prior to the consummation of the acquisition, the Company's 49% equity interest in the net income of Integon Life, which aggregated $3,808, was reported on the equity method of accounting as undistributed earnings in unconsolidated affiliates for the period from January 20, 1995, to July 25, 1995.

The Integon Life acquisition has been accounted for as a purchase transaction in accordance with generally accepted accounting principles, and accordingly, assets and liabilities acquired have been recorded as a step purchase with fair values determined as of January 20, 1995 and July 25, 1995, which became the new cost basis.

On August 31, 1994, the Company consummated the acquisition of AA Life for a total cash purchase price of $103,392 including acquisition expenses of $1,865. The fair value of net assets acquired was $86,880 resulting in $16,512 of costs in excess of net assets acquired.

The AA Life acquisition has been accounted for as a purchase transaction in accordance with generally accepted accounting principles, and accordingly, all assets and liabilities acquired were recorded at fair value as of the acquisition date which became the new cost basis.

The results of operations of the acquired companies are included in the accompanying financial statements since the respective acquisition dates.

The following unaudited pro forma data represents the Company's consolidated results of operations as if (i) the Integon Life and AA Life acquisitions occurred as of January 1, 1994, and (ii) the United Life acquisition occurred as of January 1, 1995. This unaudited pro forma data has been prepared for comparative purposes only and does not purport to be indicative of what would have occurred had the acquisitions been made as of January 1, 1995 and 1994, respectively, or results which may occur in the future.

              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

          -----------------------------------------------------------------------------------------
                        FOR THE YEARS ENDED DECEMBER 31,               1996       1995       1994
          --------------------------------------------------------   --------   --------   --------
          Total revenues                                             $652,781   $642,914   $484,181
          Income before income taxes, undistributed earnings in
             unconsolidated affiliates and extraordinary charge       118,563    107,922     53,851
          Net income applicable to common stock                        78,752     50,857     31,038
          Per share information:
             Net income applicable to common stock - primary             2.65       1.73       1.23
             Net income applicable to common stock - fully diluted                  2.48       1.71

(4)      FOREIGN INFORMATION AND BUSINESS SEGMENT INFORMATION

The Company's only reportable industry segment is life insurance, and its only significant foreign operations are conducted in Canada. Within the life insurance segment the Company's significant lines of business include fixed benefit, life and accumulation products. Assets and related investment income are allocated based upon related insurance liabilities which are backed by such assets. Other operating expenses are allocated in relation to the mix of related revenues.

The components of operations for the years ended December 31 were as follows:

          -----------------------------------------------------------------------------------------------------
                                                                            1996          1995          1994
                                                                         ----------    ----------    ----------
          TOTAL REVENUES:
             Insurance operations
               U.S
                 Fixed benefit products                                  $  147,226    $  162,747    $  159,644
                 Life products                                              252,902       174,934        91,322
                 Accumulation products                                      109,374        32,378            --
               Canada
                 Fixed benefit products                                      45,695        40,596        37,641
                 Life products                                                6,690         6,430         5,618
             Non-insurance operations, corporate and eliminations            20,860         7,941          (453)
                                                                         ----------    ----------    ----------
                                                                         $  582,747    $  425,026    $  293,772
                                                                         ==========    ==========    ==========
          INCOME BEFORE INCOME TAXES, UNDISTRIBUTED EARNINGS
             IN UNCONSOLIDATED AFFILIATES AND EXTRAORDINARY
             CHARGE:
          Insurance operations
               U.S
                 Fixed benefit products                                  $   38,333    $   48,045    $   20,410
                 Life products                                               47,920        27,202        41,305
                 Accumulation products                                       26,893        12,389            --
               Canada
                 Fixed benefit products                                      15,435        15,568        13,007
                 Life products                                                  642         2,451         1,391
             Non-insurance operations, corporate and eliminations           (18,644)      (26,198)      (15,460)
                                                                         ----------    ----------    ----------
                                                                         $  110,579    $   79,457    $   60,653
                                                                         ==========    ==========    ==========

Total assets as of December 31 were as follows:

          -------------------------------------------------------------------------------------------
                                                                                1996          1995
                                                                             ----------    ----------
                  TOTAL ASSETS:
                     Insurance operations
                       U.S
                         Fixed benefit products                              $  480,408    $  441,760
                         Life products                                        1,677,150     1,496,110
                         Accumulation products                                2,339,787       940,565
                       Canada
                         Fixed benefit products                                 139,887       120,011
                         Life products                                           43,613        39,357
                     Non-insurance operations, corporate and eliminations       128,478       105,115
                                                                             ----------    ----------
                                                                             $4,809,323    $3,142,918
                                                                             ==========    ==========

(5)      INVESTMENTS

The following investments, other than obligations of the U.S. Government or agencies thereof, individually exceeded 10% of total shareholders' equity as of December 31:

                                                                       1996          1995
                                                         -----------------------------------------------
                                                         AMORTIZED      FAIR       AMORTIZED       FAIR
                                                           COST         VALUE        COST          VALUE
                                                         -----------------------------------------------
          Canadian government obligations                 $80,492     $88,671       $61,245       $66,374
                                                          =======     =======       =======       =======


The amortized cost and fair value of investments in fixed maturities held for investment as of December 31 were as follows:

                                                                       1996
                                                --------------------------------------------------
                                                               GROSS          GROSS
                                                AMORTIZED     UNREALIZED   UNREALIZED       FAIR
                                                  COST          GAINS        LOSSES         VALUE
                                                --------      --------      --------      --------
Mortgage-backed securities, principally
   obligations of U.S. Government agencies      $ 34,546      $  2,307      $   --        $ 36,853
Corporate securities                              52,784           124             2        52,906
                                                --------      --------      --------      --------
                                                $ 87,330      $  2,431      $      2      $ 89,759
                                                ========      ========      ========      ========

                                                                       1995
                                                --------------------------------------------------
                                                               GROSS          GROSS
                                                AMORTIZED     UNREALIZED   UNREALIZED       FAIR
                                                  COST          GAINS        LOSSES         VALUE
                                                --------      --------      --------      --------
 Corporate securities                           $ 51,366      $   --        $     12      $ 51,354
                                                ========      ========      ========      ========

The amortized cost and fair value of investments in fixed maturities available for sale as of December 31 were as follows:

                                                                              1996
                                                   ----------------------------------------------------------
                                                                      GROSS          GROSS
                                                    AMORTIZED      UNREALIZED      UNREALIZED         FAIR
                                                      COST           GAINS           LOSSES           VALUE
                                                   ----------      ----------      ----------      ----------
Mortgage-backed securities, principally
   obligations of U.S. Government agencies         $1,408,124      $   25,710      $    5,510      $1,428,324
U.S. Treasury securities and obligations of
   U.S. Government corporations and agencies          326,484           5,783           2,760         329,507
Debt securities issued by foreign governments          80,492           8,179            --            88,671
Corporate securities                                1,126,168          30,422           9,167       1,147,423
                                                   ----------      ----------      ----------      ----------
                                                   $2,941,268      $   70,094      $   17,437      $2,993,925
                                                   ==========      ==========      ==========      ==========

                                                                              1995
                                                   ----------------------------------------------------------
                                                                      GROSS          GROSS
                                                    AMORTIZED      UNREALIZED      UNREALIZED         FAIR
                                                      COST           GAINS           LOSSES           VALUE
                                                   ----------      ----------      ----------      ----------
Mortgage-backed securities, principally
   obligations of U.S. Government agencies         $  484,945      $   23,288      $    1,880      $  506,353
U.S. Treasury securities and obligations of
   U.S. Government corporations and agencies          363,305          18,207             980         380,532
Debt securities issued by foreign governments          61,245           5,210              81          66,374
Corporate securities                                  504,692          33,486           4,452         533,726
                                                   ----------      ----------      ----------      ----------
                                                   $1,414,187      $   80,191      $    7,393      $1,486,985
                                                   ==========      ==========      ==========      ==========

The amortized cost and fair value of fixed maturities held for investment as of December 31, 1996, by contractual maturity, are shown below:

                                                                        AMORTIZED     FAIR
                                                                          COST        VALUE
                                                                        --------    --------
                     Due in one year or less                            $  5,223    $  5,223
                     Due after 1 through 5 years                          16,793      16,854
                     Due after 5 through 10 years                         30,768      30,829
                     Mortgage-backed securities, principally
                        obligations of U.S. Government agencies           34,546      36,853
                                                                        --------    --------
                                                                        $ 87,330    $ 89,759
                                                                        ========    ========



The amortized cost and fair value of fixed maturities available for sale as of December 31, 1996, by contractual maturity, are shown below:

                    --------------------------------------------------------------------------------
                                                                              AMORTIZED       FAIR
                                                                                COST          VALUE
                                                                             ----------   ----------
                    Due in one year or less                                  $  126,527   $  127,588
                    Due after 1 through 5 years                                 340,267      348,026
                    Due after 5 through 10 years                                781,999      798,307
                    Due after 10 years                                          284,351      291,680
                    Mortgage-backed securities, principally
                       obligations of U.S. Government agencies                1,408,124    1,428,324
                                                                             ----------   ----------
                                                                             $2,941,268   $2,993,925
                                                                             ==========   ==========

Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

Included in fixed maturities held for investment as of December 31, 1996 and 1995, are below investment-grade securities with an amortized cost, which approximates fair value, of $34,624 and $39,281, respectively. Included in fixed maturities held for investment as of December 31, 1996, are unrated securities with an amortized cost of $46,413 and a fair value of $48,831.

Included in fixed maturities available for sale as of December 31, 1996 and 1995, are below investment-grade securities with an amortized cost of $91,590 and $30,556 and a fair value of $92,494 and $33,541, respectively. Included in fixed maturities available for sale as of December 31, 1996, are unrated securities with an amortized cost of $92,315 and a fair value of $92,752.

As of December 31, 1996, net unrealized appreciation in equity securities available for sale of $3,356 consisted of gross unrealized gains of $4,047, less gross unrealized losses of $691. As of December 31, 1995, net unrealized appreciation in equity securities available for sale of $1,465 consisted of gross unrealized gains of $2,031, less gross unrealized losses of $566.

Fair values for fixed maturity securities were provided by independent pricing services using market quotations, prices provided by market makers, or estimates of fair values obtained from yield data relating to investment securities with similar characteristics. The fair values for equity securities were determined using market quotations from principal public exchange markets.

The Company's commercial and residential mortgage portfolios had carrying values $264,732 and $36,563, respectively, and, fair values of approximately $269,142 and $37,190, respectively, as of December 31, 1996 and 1995. The fair values for mortgage loans on real estate are estimated using the quoted market prices for securities collateralized by similar mortgage loans, adjusted for the differences in loan characteristics. For mortgage loans on real estate where quoted market prices are not available, the fair values are estimated using discounted cash flow analysis and interest rates for loans with similar credit ratings.

As of December 31, 1996, commercial and residential mortgage loan investments were concentrated in the following states:

                     --------------------------------------------------------------------------------------
                                                                                           PERCENT OF TOTAL
                                                              CARRYING VALUE                 CARRYING VALUE
                     --------------------------------------------------------------------------------------
                     Georgia                                         $43,688                     16.5%
                     Florida                                          41,448                     15.7
                     Colorado                                         32,385                     12.3
                     Virginia                                         18,410                      6.9
                     Tennessee                                        16,308                      6.2
                     Alabama                                          15,598                      5.9
                     Louisiana                                        14,337                      5.4
                     All other                                        82,558                     31.1
                                                                    --------                     -----
                                                                    $264,732                     100.0%
                                                                    ========                     =====

Investments with a carrying value of $62,767 and $49,036 were on deposit with certain regulatory authorities as of December 31, 1996 and 1995, respectively.

Realized, and changes in unrealized gains and losses, on investments for the years ended December 31 were as follows:

                 ------------------------------------------------------------------------------------------------------
                                                                                1996            1995            1994
                                                                              ---------       ---------       ---------
                 REALIZED GAINS (LOSSES) ON DISPOSITIONS OF INVESTMENTS:
                    Securities held for investment:
                      Gross gains from sales                                  $    --         $    --         $    --
                      Gross losses from sales                                       (28)           --              --
                      Net gains (losses) from redemptions                          (105)              1          (2,186)
                                                                              ---------       ---------       ---------
                                                                                   (133)              1          (2,186)
                    Securities available for sale:
                      Gross gains from sales                                      2,562           6,185             182
                      Gross losses from sales                                    (1,800)         (2,616)         (1,572)
                      Net gains (losses) from redemptions                          (166)            201              20
                                                                              ---------       ---------       ---------
                                                                                    596           3,770          (1,370)
                    Mortgage loans                                                  794            --              --
                                                                              ---------       ---------       ---------
                        Net realized gains (losses)                           $   1,257       $   3,770       $  (3,556)
                                                                              =========       =========       =========

                 CHANGES IN UNREALIZED GAINS (LOSSES):
                    Securities held for investment                            $   2,441       $   3,563       $  (9,639)
                    Securities available for sale                               (18,250)        111,732         (51,972)
                                                                              ---------       ---------       ---------
                        Net change in unrealized gains (losses)               $ (15,809)      $ 115,295       $ (61,611)
                                                                              =========       =========       =========

                 TRADING PORTFOLIO:
                    Net gains from sales                                      $   4,930       $   1,830
                    Net change in unrealized gains (losses)                      (3,626)          3,880
                                                                              ---------       ---------
                        Total trading gains                                   $   1,304       $   5,710
                                                                              =========       =========

Major categories of net investment income for the years ended December 31, consisted of the following:

                     ------------------------------------------------------------------------
                                                                  1996       1995      1994
                                                               ---------  ---------  --------
                     Fixed maturity securities                 $ 169,847  $  70,715  $ 44,759
                     Mortgage loans on real estate                11,888      2,783     1,702
                     Policy loans                                  8,409      5,240     2,725
                     Short term investments                       12,966     16,891     1,641
                     Other investments                            13,100     10,168     2,291
                                                               ---------  ---------  --------
                        Gross investment income                  216,210    105,797    53,118
                     Less:  investment expenses                    5,476      3,506     1,268
                                                               ---------  ---------  --------
                        Net investment income                  $ 210,734  $ 102,291   $ 51,850
                                                               =========  =========  ========

The Company had non-income producing fixed maturity investments with an amortized cost of $17,115 and $10,184 as of December 31, 1996 and 1995, respectively.

(6)      SOUTHWESTERN LIFE INVESTMENT

On December 14, 1995, Southwestern Financial Corporation ("SW Financial"), a newly organized corporation formed by the Company and Knightsbridge Capital Fund I, L.P. ("Knightsbridge", see Notes 15 and 16) purchased Southwestern Life Insurance Company, Union Bankers Insurance Company and certain other related assets from I.C.H. Corporation for $260,000.

Through its initial direct investment of $120,000 in SW Financial (the "Southwestern Life Investment"), the Company beneficially owns 74.8% of SW Financial's outstanding common stock, including 100% of SW Financial's non-voting common stock, 14.3% of SW Financial's voting common stock, and preferred stock of SW Financial. PennCorp is also a 16.3% limited partner in Knightsbridge. As a result, the Company has an economic interest in SW Financial aggregating 78.0%

As part of the SW Financial investment, PennCorp, the Knightsbridge Fund and its affiliates and SW Financial entered into a 10-year stockholders agreement. The agreement includes customary provisions for corporate governance (including the right to elect or appoint members of the Board of Directors of SW Financial), "drag-along" and "tag-along" rights and "demand" and "piggy-back" registration rights. In addition, each issuance of preferred stock of SW Financial and its subsidiaries held by PennCorp allows for class voting rights under certain circumstances.

SW Financial has restated its financial statements for the year ended December 31, 1996. The restatement resulted from SW Financial reconsidering certain accounting practices.

The significant accounting practices incorporated in the restatement are as follows:

(i) the recognition of investment income (approximately $182 reduction in net income for the year ended December 31, 1996); and

(ii) the allocation of purchase consideration (approximately $99 increase in net income for the year ended December 31, 1996).

The consolidated condensed results of operations and financial position of SW Financial, accounted for utilizing the equity method, are provided below:

                                                                                                    (AS RESTATED)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                 FOR THE YEAR ENDED              FOR THE PERIOD
                                                                                  DECEMBER 31,1996             DECEMBER 14-31, 1995
-----------------------------------------------------------------------------------------------------------------------------------
REVENUES:
   Policy revenues                                                                      $196,912                    $ 12,668
   Net investment income                                                                 128,692                       6,015
   Other income (including limited partnership distributions of 15,811 in 1996)           27,439                          54
   Net gains from the sale of investments                                                    516                          --
                                                                                        --------                    --------
         Total revenues                                                                  353,559                      18,737
BENEFITS AND EXPENSES:
   Claims incurred                                                                       211,460                      15,831
   Change in liability for future policy benefits and
     other policy benefits                                                               (13,616)                     (2,318)
   Insurance and other operating expenses                                                 92,632                       2,577
   Interest and amortization of deferred debt issuance costs                              14,052                         664
                                                                                        --------                    --------
       Total benefits and expenses                                                       304,528                      16,754
                                                                                        --------                    --------
Income before income taxes                                                                49,031                       1,983
   Income taxes                                                                           18,149                         694
                                                                                        --------                    --------
Net income                                                                                30,882                       1,289
   Preferred stock dividend requirements                                                   2,754                         205
                                                                                        --------                    --------
Net income applicable to common stock                                                   $ 28,128                    $  1,084
                                                                                        ========                    ========

                                                                                            (AS RESTATED)
                                ------------------------------------------------------------------------------
                                             AS OF DECEMBER 31,                            1996        1995
                                -----------------------------------------------------  ----------  -----------
                                ASSETS:
                                Invested assets                                        $1,641,348  $ 1,711,174
                                Insurance assets                                          107,230      115,831
                                Other assets                                              459,324      384,454
                                                                                       ----------  -----------
                                   Total assets                                        $2,207,902  $ 2,211,459
                                                                                       ==========  ===========

                                LIABILITIES AND SHAREHOLDERS' EQUITY:
                                Insurance liabilities                                  $1,745,160  $ 1,821,292
                                Long-term debt                                            159,750      160,000
                                Other liabilities                                         127,237       74,826
                                Redeemable preferred stock                                 33,879       31,099
                                Shareholders' equity                                      141,876      124,242
                                                                                       ----------  -----------
                                   Total liabilities and shareholders' equity          $2,207,902  $ 2,211,459
                                                                                       ==========  ===========

(7)      DEFERRED POLICY ACQUISITION COSTS AND PRESENT VALUE OF INSURANCE IN
         FORCE

Deferred policy acquisition costs represent commissions, certain costs of policy issuance, including underwriting, certain variable agency costs and marketing costs and other costs directly associated with those functions to the extent such costs are determined to vary with and are primarily related to the production of new business.

Information relating to these costs for the years ended December 31, is as follows:

                                                         1996        1995       1994
                                                      ---------   ---------  ---------
         Balance as of January 1                      $ 185,570   $ 131,006  $  83,179
         Policy acquisition costs deferred:
            Commissions                                  49,775      50,528     32,140
            Underwriting and issue costs                 48,365      33,561     26,369
                                                      ---------   ---------  ---------
                                                         98,140      84,089     58,509
         Policy acquisition costs amortized             (30,744)    (29,007)    (9,938)
         Unrealized investment loss adjustment             (461)     (1,007)         -
         Foreign currency translation adjustment            (77)        489       (744)
                                                      ---------   ---------  ---------
              Balance as of December 31               $ 252,428   $ 185,570  $ 131,006
                                                      =========   =========  =========

As a part of the purchase accounting for the Company's acquisitions, a present value of insurance in force asset is established which represents the value of the right to receive future cash flows from insurance contracts existing at the date of acquisition. Such value is the actuarially determined present value of the projected cash flows from the acquired policies, discounted at an appropriate risk rate of return.

The methods used by the Company to value the fixed benefit, life, and accumulation products purchased are consistent with the valuation methods used most commonly to value blocks of insurance business. It is also consistent with the basic methodology generally used to value insurance assets. The method used by the Company includes identifying the future cash flows from the acquired business, the risks inherent in realizing those cash flows and the rate of return the Company believes it must earn in order to accept the risks inherent in realizing the cash flows, and determining the value of the insurance asset by discounting the expected future cash flows by the discount rate the Company requires.

The discount rate used to determine such values is the rate of return required in order to invest in the business being acquired. In selecting the rate of return, the Company considered the magnitude of the risks associated with the type of business acquired and actuarial factors described in the following paragraph, cost of capital available to the Company to fund the acquisition, compatibility with other Company activities that may favorably affect future profits, and the complexity of the acquired company.

Expected future cash flows used in determining such values are based on actuarial determinations of future premium collection, mortality, morbidity, surrenders, operating expenses and yields on assets held to back policy liabilities as well as other factors. Variances from original projections, whether positive or negative, are included in income as they occur and will affect the present value of insurance in force amortization rates for insurance products accounted for under SFAS No. 97. To the extent that these variances indicate that future cash flows will differ from those included in the original scheduled amortization of the present value of the insurance in force, future amortization may be adjusted. Recoverability of the present value of insurance in force is evaluated annually and appropriate adjustments are then determined and reflected in the financial statements for the applicable period.

Information related to the present value of insurance in force is as follows:

                                                                    1996       1995        1994
                                                                 ---------  ---------   ---------
          Balance as of January 1                                $ 283,106  $ 199,705   $ 163,080
          Addition due to acquisition                               69,077    132,949      56,000
          Accretion of interest                                     27,205     22,260      16,044
          Amortization                                             (52,931)   (44,788)    (34,573)
          Unrealized investment gain (loss) adjustment              12,582    (27,425)          -
          Foreign currency translation adjustment                      (29)       405        (846)
                                                                 ---------  ---------   ---------
             Balance as of December 31                           $ 339,010  $ 283,106   $ 199,705
                                                                 =========  =========   =========

Expected gross amortization, based upon current assumptions and accretion of interest at a policy liability or contract rate ranging from 3.5% to 14.5%, for the next five years of the present value of insurance in force is as follows:

         --------------------------------------------------------------------------------
                    BEGINNING             GROSS            ACCRETION             NET
                     BALANCE          AMORTIZATION        OF INTEREST        AMORTIZATION
                    --------------------------------  -----------------------------------
         1997       $339,010            $ 61,446           $ 24,420           $ 37,026
         1998        301,984              53,591             22,092             31,499
         1999        270,485              48,356             19,913             28,443
         2000        242,042              43,417             17,936             25,481
         2001        216,561              37,724             16,129             21,595

(8)      FUTURE POLICY BENEFITS

The liability for future policy benefits consists of reserves for fixed benefit, life and accumulation products. For interest sensitive life products and annuity products, the liability for future policy benefits is equal to the accumulated fund value. Fund values are equal to the premium received and interest credited to the fund value less deductions for mortality costs and expense charges. Current declared interest rates credited range from 4.0% to 6.75 percent. Mortality costs and expense charges are established by the Company based upon its experience and cost structure.

     For traditional life products, the liability for future policy benefits is based primarily upon Commissioners' Standard Ordinary Tables with interest rates ranging from 2.5% to 6.0 percent. Fixed benefit products establish a liability for future policy benefits equal to the excess of the present value of future benefits to or on behalf of the policyholder over the future net premium discounted at interest rates ranging primarily from 4.5% to 8.0 percent. Traditional life products and fixed benefit products future policy benefits may also be determined using Company experience as to mortality, morbidity and lapses with a provision for adverse deviation. The Company may vary assumptions by year of policy issue.

The following table presents information on changes in the liability for accident and sickness claims for the years ended December 31:

                                                                  1996        1995       1994
                                                               ---------   ---------  ---------
           Claim liability at January 1                        $ 127,078   $ 126,920  $ 136,043
           Less reinsurance recoverables                           1,372       2,050      2,750
                                                               ---------   ---------  ---------
              Net balance at January 1                           125,706     124,870    133,293
                                                               ---------   ---------  ---------
           Addition due to acquisition                             1,079       1,095          -
                                                               ---------   ---------  ---------
           Add claims incurred during the year related to:
              Current year                                        63,673      62,106     76,686
              Prior years                                         (6,816)     (2,855)      (579)
                                                               ---------   ---------  ---------
                Total incurred                                    56,857      59,251     76,107
                                                               ---------   ---------  ---------
           Less claims paid during the year related to:
              Current year                                        19,057      20,346     32,828
              Prior years                                         36,435      39,164     51,702
                                                               ---------   ---------  ---------
                Total paid                                        55,492      59,510     84,530
                                                               ---------   ---------  ---------
           Net balance at December 31                            128,150     125,706    124,870
           Plus reinsurance recoverables                           2,242       1,372      2,050
                                                               ---------   ---------  ---------
                Claim liability at December 31*                $ 130,392   $ 127,078  $ 126,920
                                                               =========   =========  =========

* Included in the balance sheet captions "future policy benefits" and "policy and contract claims".

(9)      NOTES PAYABLE

The outstanding principal amounts of the notes payable consist of the following as of December 31:

                                                                              1996       1995
                                                                           ---------  --------
         Unsecured 9 1/4% Senior Subordinated Notes due 2003 (a)           $ 114,646  $150,000
         Bank Debt due in 1996 (b)                                                 -   100,000
         Bank Debt with annual principal requirement (c)                           -    57,000
         Revolving bank credit facility (d)                                   92,000         -
         Unsecured 9% Notes payable due December 31, 1996                          -       271
         Other                                                                 3,679         -
                                                                           ---------  --------
                                                                           $ 210,325  $307,271
                                                                           =========  ========


     (a) Interest costs under the Notes totaled $13,545, $14,463 and $15,206 during 1996, 1995 and 1994, respectively. At December 31, 1996, the effective rate for the Notes was approximately 9.6 percent.

     (b) Interest costs under the $100,000 credit facility totaled $1,701 and $362 in 1996 and 1995, respectively. The effective rate of interest charged on amounts outstanding during 1996 was 7.2 percent.

     (c) Interest costs under the $57,000 in bank debt totaled $836 and $3,839 in 1996 and 1995, respectively. The effective rate of interest charged on amounts outstanding during 1996 was 8.1 percent.

     (d) Interest costs under the $175,000 revolving credit facility totaled $1,558 in 1996. The effective rate of interest charged was 6.0% during 1996 on a weighted average outstanding balance of $25,861.

The fair value of amounts outstanding as notes payable for the years ended December 31, 1996 and 1995, amounted to $215,341 and $311,771, respectively. All recorded amounts other than the Senior Subordinated Notes approximate market as they carry variable rates of interest which adjust at least every 90 days. The fair value of the Senior Subordinated Notes is determined based upon quotes from market makers.

The aggregate maturities of notes payable during each of the five years after December 31, 1996, are as follows: 1997, $570; 1998, $617; 1999, $668; 2000,
$724; 2001, $92,951.

All of the Company's debt obligations contain financial and operating covenants. The Company and its subsidiaries were in compliance with all applicable covenants as of December 31, 1996.

The Company realized an after-tax extraordinary charge of $2,372 for the year ended December 31, 1996. The charge represents (i) the write-off of $816 of deferred financing costs related to the retirement of certain indebtedness of the Company and its subsidiaries, and (ii) the write-off of $1,556 of deferred financing, swap cancellation and other costs related to the repurchase of approximately $35,354 in principal amount of the Senior Subordinated Notes.

(10)     INCOME TAXES

The Company and a number of its non-insurance subsidiaries file a consolidated federal income tax return with a July 31 year end, which differs from its financial year end. Marketing One and its subsidiaries file a consolidated federal income tax return with a December 31 year end. The AA Life, PLAIC, and Salem Life groups each file a consolidated federal life insurance company income tax return on a calendar year basis with their life insurance subsidiaries.

Total income taxes for the years December 31, 1996, 1995, and 1994 were allocated as follows:


                    --------------------------------------------------------
                                                  1996     1995       1994
                                               --------  --------  ---------
                    Income from operations     $ 40,957  $ 27,829  $  22,163
                    Extraordinary item           (1,277)        -          -
                    Shareholders' equity         (1,864)   28,493    (13,015)
                                               --------  --------  ---------
                                               $ 37,816  $ 56,322  $   9,148
                                               ========  ========  =========

The provisions for income tax expense (benefit) attributable to income before extraordinary charge for the years ended December 31, 1996, 1995 and 1994, are as follows:


         ---------------------------------------------------------
                                         1996      1995     1994
                                      --------  --------  --------
         Current U.S.                 $ (1,285) $ (1,311) $  1,174
         Current foreign                 2,319     4,519     2,210
         Deferred U.S.                  35,482    22,516    18,036
         Deferred foreign                4,441     2,105       661
         Charge in lieu of tax               -         -        82
                                      --------  --------  --------
            Income tax expense        $ 40,957  $ 27,829  $ 22,163
                                      ========  ========  ========

Taxes computed using the federal statutory rate of 35% in 1996, 1995 and 1994, are reconciled to the Company's actual income tax expense attributable to income before extraordinary charge as follows:


         ------------------------------------------------------------------------------------------
                                                                         1996       1995      1994
                                                                      --------   --------  --------
         Tax expense computed at statutory rate                       $ 38,702   $ 27,810  $ 21,229
         Dividends received deduction                                     (977)       (85)       (8)
         Amortization of costs in excess of net assets acquired          3,040      2,275     1,834
         Change in valuation allowance                                  (1,265)    (5,102)   (2,388)
         Foreign taxes net of U.S. tax benefit                           1,507      2,937     1,437
         Other                                                             (50)        (6)       59
                                                                      --------   --------  --------
            Income tax expense                                        $ 40,957   $ 27,829  $ 22,163
                                                                      ========   ========  ========

Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to the deferred tax liabilities at December 31, 1996 and 1995, relate to the following:

     -------------------------------------------------------------------------------------------------------------------
                                                                             1996                         1995
                                                                    ----------------------------------------------------
                                                                    DEFERRED      DEFERRED       DEFERRED      DEFERRED
                                                                       TAX          TAX            TAX           TAX
                                                                     ASSETS      LIABILITIES      ASSETS     LIABILITIES
                                                                    --------     -----------     --------    -----------
     Deferred policy acquisition costs                              $      -      $  67,101      $      -     $  44,718
     Present value of insurance and force                                  -         91,135             -        97,960
     Future policy benefits                                           67,940              -        82,506             -
     Net operating losses                                             38,557              -        35,524             -
     Foreign and alternative minimum tax credits                      21,252              -        16,030             -
     Unrealized gain on investment securities                              -         13,650             -        15,478
     Other                                                            23,048         17,267        35,545        20,639
                                                                    --------      ---------      --------     ---------
                                                                     150,797        189,153       169,605       178,795
     Valuation allowance                                             (15,892)             -       (17,157)            -
                                                                    --------      ---------      --------     ---------
                                                                    $134,905      $ 189,153      $152,448     $ 178,795
                                                                    ========      =========      ========     =========

The valuation allowance for deferred tax assets as of January 1, 1996 and 1995 was $17,157 and $17,261, respectively. The net change in the total valuation allowance for the years ended December 31, 1996 and 1995, was a decrease of $1,265 and of $104, respectively. If recognized as a tax benefit, a portion of the valuation allowance totaling $7,349 would be allocated to reduce costs in excess of net assets acquired.

In assessing the realization of deferred taxes, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon those considerations, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at December 31, 1996.

At December 31, 1996, the Company has life consolidated net operating loss carryforwards of approximately $100,009 for tax return purposes. In addition, OLIC and Peninsular have available, on a separate return basis, acquired net operating loss carryforwards of approximately $10,153. The utilization of acquired net operating loss carryforwards is limited in any one year to the lesser of (i) the life insurance group's consolidated taxable income or (ii) the subsidiary's taxable income computed on a separate return basis.

The approximate net operating loss carryforwards for income tax purposes expire as follows:

                                                                 LIFE                      LIFE
                                                             CONSOLIDATED                SEPARATE
                           EXPIRATION DATE                      RETURN                    RETURN
                  -------------------------------- -------------------------------  -------------------
                                2004                          $       -                 $  5,072
                                2005                                533                    4,981
                                2006                                  -                        -
                                2007                             15,967                        -
                                2008                             38,047                      100
                                2009                              9,985                        -
                                2010                                  -                        -
                                2011                             35,477                        -
                                                              ---------                 --------
                                                              $ 100,009                 $ 10,153
                                                              =========                 ========

Under provisions of the Life Insurance Company Tax Act of 1959, certain special deductions were allowed to life insurance companies for federal income tax purposes. These special deductions were repealed by the Tax Reform Act of 1984, and the untaxed balances were frozen at their December 31, 1983 levels. These balances aggregate approximately $42,301 for the Company's life insurance subsidiaries, and are subject to taxation if certain levels of premium income or life insurance reserves are not maintained, or if the life insurance companies make excess distributions to shareholders. It is not expected that a tax would become due on any such balance and no deferred income taxes have been provided. However, if such tax were to become payable, it would amount to approximately $14,805.

(11)      PREFERRED STOCK

The Company issued 2,875,000 shares of $50 redemption value $3.50 Series II Convertible Preferred Stock (the "Series II Convertible Preferred Stock") on August 2, 1996. The Series II Convertible Preferred Stock is convertible at the option of the holder, unless previously redeemed, into 1.4327 shares of common stock for each share, subject to adjustment in certain events. Dividends accrued and unpaid as of December 31, 1996, were $1,677. As of December 31, 1996, the estimated fair value of the Series II Convertible Preferred Stock, based upon market-maker quotes, was $170,703.

On July 25, 1995, the Company issued 127,500 shares of 10% Series B Preferred Stock and 178,500 shares of 9% Series C Preferred Stock to fund a portion of the Integon Life purchase price. The Series B Preferred Stock and the Series C Preferred Stock are mandatorily redeemable on or before June 30, 1997 and June 30, 1998, respectively. The redemption price of the Series C Preferred Stock is subject to certain offsets related to the Integon Life stock purchase agreement. Dividends accrued and unpaid were $1,939 and $557 on the Series B Preferred Stock and $2,175 and $700 on the Series C Preferred Stock, respectively, as of December 31, 1996 and 1995.

On March 15, 1997, the Company will redeem all of the previously outstanding Series B Mandatory redeemable preferred stock at its stated redemption value of $14,705.

The Company issued 2,300,000 shares of $50 redemption value $3.375 Convertible Preferred Stock (the "Convertible Preferred Stock") on July 14, 1995. The Convertible Preferred Stock is convertible at the option of the holder, unless previously redeemed, into 2.2124 shares of common stock for each share, subject to adjustment in certain events. Dividends accrued and unpaid as of December 31, 1996 and 1995 were $1,660. As of December 31, 1996, the estimated fair value of the Convertible Preferred Stock, based upon active market quotes, was $193,200.

In conjunction with the acquisition of AA Life in August 1994, the Company issued 450,000 shares of nonvoting Series A Preferred Stock, $0.01 per share par value and $100 per share redemption value. The Series A Preferred Stock was redeemed on August 25, 1995, from the proceeds received from the issuance of the Convertible Preferred Stock. During 1995 and 1994, the Company paid or accrued dividends on the Series A Preferred Stock amounting to $1,725 and $1,151, respectively.

(12)     STOCK OPTIONS AND WARRANTS

The Company has established two management stock option plans, the 1992 Stock Option Plan which set aside up to 475,635 shares for grant and the 1996 Stock Option Plan which set aside up to 2,800,000 shares for grant. Options granted under the 1992 Stock Option Plan are deemed to be in four equal units which are earned over four years from the date of grant and are exercisable during a one-year period immediately following the fourth anniversary of the date of grant. The 1996 Stock Option Plan allows for awards of stock or options subject to such terms, conditions, and restrictions, and/or limitations, if any, as the Stock Option Committee of the Board of Directors deems appropriate.

The Company has also established a senior management stock award plan ("Warrant Plan"). The Warrant Plan allows for grants to senior executive officers of PennCorp and Directors of PennCorp who are not executive officers of the Company. Grant prices are determined based on the average price of the shares traded on the date of grant. Warrants granted under the Warrant Plan are determined by the Compensation Committee and are exercisable at such times and in such amounts as the Compensation Committee shall determine, but no warrant granted under the Warrant Plan will be exercisable more than ten years after the date of grant. Upon change of control (as defined) of PennCorp, all outstanding warrants become immediately vested and exercisable, and any warrants that remain unexercised shall be canceled and replacement warrants shall be issued by the surviving entity.

As part of an employment agreement effective August 1990, the Company issued to a former officer of the Company, warrants to purchase up to 570,760 shares of the common stock of the Company at any time up to 10 years from the date of the agreement. The warrants are exercisable at a price of $4.00 per share which was fair value on the date of grant.

The Company has established a U.S. Sales Manager incentive stock option plan in which the senior sales manager of one of the Company's insurance subsidiaries may earn stock options in the amount of 275,000 shares over a five-year period, subject to achieving certain performance goals, in addition to an initial grant of 100,000 options. Such options are vested immediately as earned, except for the initial 100,000 which vest in September 1999, and option prices range from $15 per share, for the initial 100,000 options, to the fair value of the common stock of the Company on the date of grant for those shares subject to performance goals.

The following table summarizes data relating to stock options and warrants activity and associated weighted average option exercise price information for the years ended December 31:

                                                                 1996                 1995                 1994
                                                               ---------            ---------           ---------
    Number of shares subject to option/warrant:
       Outstanding at beginning of year                        2,329,754  $10.86    2,261,981  $ 9.61   2,221,034  $ 8.78
       Granted                                                    44,000  $31.09      110,000  $17.64     137,000  $15.84
       Expired/canceled                                          (59,000) $13.82      (42,227) $13.43     (96,053) $13.24
       Exercised                                                (147,867) $ 5.40          --   $   --         --   $  --
                                                               ---------  ------    ---------  ------   ---------  ------
         Outstanding at end of year                            2,166,887  $11.56    2,329,754  $10.86   2,261,981  $ 9.61
                                                               =========  ======    =========  ======   =========  ======
    Exercisable at end of year                                 2,105,438  $11.00          --   $   --         --   $  --
                                                               =========  ======    =========  ======   =========  ======
    Available for future grant at end of year                  2,792,000              144,063             262,024
                                                               =========            =========  ======   =========


The following table summarizes information concerning outstanding and exercisable options and warrants as of December 31, 1996:

                        OPTIONS/WARRANTS OUTSTANDING                                       OPTIONS/WARRANTS EXERCISABLE
                        ------------------------------------------------------------------ --------------------------------------
                                                   WEIGHTED                  WEIGHTED                               WEIGHTED
   RANGE OF                    NUMBER         AVERAGE  REMAINING              AVERAGE             NUMBER             AVERAGE
   EXERCISE PRICES           OUTSTANDING        CONTRACTUAL LIFE          EXERCISE PRICE        EXERCISABLE      EXERCISE PRICE
   -------------------- -------------------- ------------------------- ------------------- ------------------ -------------------
    $4.00 -  $5.40          893,887                5.8                        4.51                 893,887             4.51
    $14.00 -  $19.58      1,229,000                6.2                       15.96               1,211,551            15.78
    $27.25 - $32.43          44,000                8.4                       31.70                     ---             ---
                          ---------                                                              ---------
                          2,166,887                                                              2,105,438
                          =========                                                              =========

In accordance with the provisions of SFAS No. 123, the Company applies APB Opinion 25 and related Interpretations in accounting for its stock option and warrant plans and, accordingly, does not recognize compensation cost as a component on net income. If the Company had elected to recognize compensation cost based on the fair value of the options and warrants as of the grant date as prescribed by SFAS No. 123, the reduction in net income applicable to common stock and earnings per share would have been immaterial.

(13)     STATUTORY ACCOUNTING AND DIVIDEND RESTRICTIONS

Cash generated by the Company's insurance subsidiaries is made available to PennCorp principally through periodic payments of principal and interest on surplus debentures issued by PLAIC, Salem Life and Pioneer Security (collectively, the "Surplus Note Companies"). The amounts outstanding under the surplus debentures totaled $367.9 million and $315.8 million as of December 31, 1996 and 1995, respectively. Surplus debentures generally require (subject to availability of statutory capital and surplus and in some instances, regulatory approval) principal and interest payments to be made periodically in amounts sufficient to allow PennCorp to meet its cash requirements.

The Company's cash flow is derived principally from dividends and principal and interest payments on the surplus debentures issued by the insurance subsidiaries.

Dividend payments of the Company's insurance subsidiaries are limited by, or subject to the approval of the insurance regulatory authority of each subsidiary's state of domicile. Such dividend requirements and approval processes vary significantly from state to state. In 1997, the insurance subsidiaries will be able to pay a maximum of $27,165 in dividends to the Company without prior regulatory approval. In 1997, the insurance subsidiaries, subject to availability of cash, statutory capital and surplus and regulatory approval, could pay a maximum of $50,730 of surplus note payments to the Company.

Statutory capital and surplus of the Company's life insurance subsidiaries as reported to regulatory authorities at December 31, 1996 and 1995, totaled $264,080 and $151,293, respectively. Shareholders' equity of the Company's life insurance subsidiaries included in the consolidated balance sheet totaled $580,334 and $406,374 at December 31, 1996 and 1995, respectively. Statutory net income (loss) of the Company's life insurance subsidiaries as reported to regulatory authorities totaled $(28,600), $13,579 and $20,156 for the years ended December 31, 1996, 1995 and 1994, respectively. Surplus note interest expense of $51,254, $24,170 and $11,527 for the years ended December 31, 1996, 1995, and 1994, respectively, is included in statutory net income (loss).

The Company's Canadian branch and Canadian subsidiary report to Canadian regulatory authorities based upon Canadian statutory accounting principles that vary in some respects from U.S. statutory accounting principles. Consolidated Canadian net assets based upon Canadian statutory accounting principles were $51,567 and $43,186 as of December 31, 1996 and 1995, respectively.

Remittances to PLIC from the Canadian operations totaled $-, $2,485 and $5,761 for the years ended December 31, 1996, 1995 and 1994, respectively.

(14)     RETIREMENT AND PROFIT SHARING PLANS

On October 1, 1990, the Company established a defined contribution retirement plan (the "Defined Contribution Plan") for all employees of the Company who have attained age 21, and for certain agents whose commission earnings represent more than 50% of their income from the Company. Contributions to the Defined Contribution Plan are made pursuant to salary deferral elections by participants in an amount equal to 1% to 15% of their annual compensation. In addition, the Company makes matching contributions in an amount equal to 50% of each participant's salary deferral to a maximum of 3% of annual compensation. The Defined Contribution Plan also provides for a discretionary employer profit sharing contribution, which is determined annually by the Board of Directors for the succeeding plan year. Profit sharing contributions are credited to participant's accounts on the basis of their respective compensation in accordance with a formula that provides a higher percentage contribution for compensation in excess of the federal Social Security wage base. Salary deferral contribution accounts are at all times fully vested, while matching contribution accounts vest ratably from one to two years of service, and profit sharing contribution accounts vest ratably from one to five years of service. All participant accounts are fully vested at death, disability or attainment of age
65. Payment of vested benefits under the Defined Contribution Plan may be elected by a participant in a variety of forms of payment. The Company's funding policy is to contribute annually an amount that can be deducted for federal income tax purposes. Expenses related to this plan for the years ended December 31, 1996, 1995 and 1994, amounted to $1,520, $1,335 and $1,105, respectively.

The Company has an established bonus plan for insurance subsidiary officers. The amount available to pay awards for any year is determined by a committee of senior executives of the Company and is subject to the review and recommendation of the Compensation Committee and approval of the Board of Directors of the Company. Awards are based primarily on the income growth of the Company and the performance of eligible participants. The Company accrued or paid $1,144, $691 and $180 under this plan during the years ended December 31, 1996, 1995 and 1994, respectively.

If the Company meets established performance goals, the Company's two most senior officers are eligible to receive annual cash bonuses based primarily on annual growth rates in fully diluted earnings per share. Bonus awards range from 0% to 200% of a predetermined target annually. During 1996, the Company did not accrue for such bonuses as the employment arrangements containing the bonus plan are contingent upon the purchase by the Company of the Fickes and Stone Knightsbridge Interests (see Notes 15 and 16 below).

Prior to its acquisition by the Company, Integon provided postretirement life and health benefits for employees who retired at age 55 or later and agents who retired at age 65 or later with 10 or more years of service. A closed group of agent retirees under age 65 was also eligible for benefits. Spouses, surviving spouses and dependent children were eligible for life and health benefits. Retired employees under age 65 are covered by a health maintenance organization under which benefits are generally paid at 100% after various copayments. Retired agents or employees outside the service area are covered by a self-funded indemnity plan which has a deductible with 20%-30% coinsurance. Retirees contribute toward their own benefits and contributions are required for spouses and dependent children. Under the plan, health benefits for retirees are the same as before retirement, except amounts paid by Medicare are excluded from consideration. The plan was terminated as of the date of acquisition.

Postretirement benefits are accrued (but not funded) for eligible retirees. The components of the accumulated postretirement benefit obligation as of December 31 were as follows:

                                                               1996     1995
                                                             -------  -------
       Retirees                                              $ 5,279  $ 5,253
       Fully eligible active plan participants                     -    1,778
       Other active plan participants                              -      658
                                                             -------  -------
          Accrued postretirement benefit obligation          $ 5,279  $ 7,689
                                                             =======  =======

For the year ended December 31, 1996, the postretirement benefit liability was calculated assuming an annual trend rate in health care inflation of 8% in 1997 grading down to 5.5% in 2000 and after. If the health care cost trend rate assumption increased by 1%, the accumulated postretirement benefit obligation as of December 31, 1996, would increase $198 or 3.8%.

(15)     RELATED PARTY TRANSACTIONS

During 1995, two of the Company's officers and directors, Messrs. Stone and Fickes, formed a fund, Knightsbridge Capital Fund I, L.P., ("Knightsbridge") for the purpose of making equity and equity linked investments in companies engaged primarily in the life insurance industry. Knightsbridge has received subscriptions for approximately $92,000 in limited partnership interests, including a $15,000 subscription from the Company. The general partner of Knightsbridge is Knightsbridge Capital L.L.C. ("Knightsbridge Capital"), the members of which are David J. Stone and Steven W. Fickes. Allan D. Greenberg, a member of the Company's Board of Directors, formerly owned a 5% interest in Knightsbridge Capital which was purchased by Messrs. Stone and Fickes. The general partner of Knightsbridge cannot be removed by the limited partners, unless a court has finally determined that the general partner has committed a willful and material breach of the limited partnership agreement. However, the agreement provides that if either Mr. Stone or Mr. Fickes, or both, ceases to be a member of Knightsbridge Capital or otherwise actively involved in the management and operations of Knightsbridge, Knightsbridge may not subsequently call additional capital from the limited partners. However, the limited partners have consented to the Company's proposed acquisition of Messrs. Stone's and Fickes' interests in Knightsbridge Capital.

In the second half of 1995, the Company and Knightsbridge determined that a joint venture strategy was in the best interest of both parties. As part of that joint venture, Knightsbridge provides PennCorp with a right of first refusal with respect to all insurance transactions considered by Knightsbridge. The joint venture entity formed for this purpose is Knightsbridge Management, L.L.C. ("KM"). PennCorp participates in 45% of the net distributable income of KM.

The Company has established an independent committee of the Board of Directors to oversee the relationship between PennCorp and Knightsbridge. KM has the primary responsibility for negotiating the terms of, and arranging the financing for PennCorp or PennCorp/Knightsbridge shared transactions. Certain of those individuals involved in the daily operations of KM are also officers of the Company.

KM receives management fees from all of its limited partners, including the Company, for the management of Knightsbridge. KM also receives payment in kind consideration in lieu of additional management fees from PennCorp for providing corporate and financial management services to the Company. Fees received by KM from the Knightsbridge limited partners including PennCorp, as well as the management fees paid in kind by the Company are subject to offset in future periods based upon a portion of transaction fees generated by KM.

In February 1996, the PennCorp Board of Directors (the "PennCorp Board") and the principals of Knightsbridge began discussions on consolidating Messrs. Stone's and Fickes' outside interests under PennCorp. Such discussions culminated in a restructuring of the Knightsbridge relationship including the following completed and pending transactions (see Note 16) (i) Messrs. Stone and Fickes entered into five-year employment agreements which include the contingent issuance of options to purchase 559,000 shares of Common Stock to both Messrs. Stone and Fickes, (ii) the proposed acquisition of the Fickes and Stone Knightsbridge Interests, (iii) the proposed acquisition of the Fickes and Stone interests in SW Financial, subject to certain contingencies, and (iv) the purchase by the Company, from the limited partners of Knightsbridge, the right to acquire United Life for $7,575.

For the years ended December 31, 1996 and 1995, PennCorp paid or accrued $2,548 and $3,900 in transaction fees to KM related to the United Life and SW Financial transactions, respectively. During 1996, certain of the Company's affiliates and subsidiaries paid management fees to KM amounting to $2,190 which have been expensed in the accompanying financial statements pending the shareholder vote on the acquisition of the Fickes and Stone Knightsbridge Interests. SW Financial and United Life incurred KM investment advisory fees totaling $2,426 and $- during 1996 and 1995, respectively. In addition, PennCorp received a $1,000 stand-by commitment fee from SW Financial for contingent financing on a real estate transaction. SW Financial did not draw upon the commitment which has expired.

As required by the joint venture agreement, all bonuses paid to officers of KM who are also officers of PennCorp must be approved by the Compensation Committee of the Board of Directors of PennCorp. During 1995, the Company paid or accrued for KM incentive bonuses to certain individuals who are officers of PennCorp and KM totaling $2,565. Such bonuses were expensed in the accompanying financial statements.

In August 1995, the Company sold its preferred and common stock position in a company which has historically provided investment management services to the PennCorp insurance subsidiaries and for which a senior executive officer of the investment management firm is a member of the PennCorp Board of Directors. Fees paid for such investment management services amounted to $895, $738 and $789 during 1996, 1995 and 1994, respectively.

Certain individuals, who are shareholders, directors and officers of PennCorp, and affiliates of these individuals, provide services to the Company. During 1996 and 1995, payments aggregating $250 and $210, respectively, were made to these individuals and their affiliates for services provided in connection with the Company's acquisition activity. During 1994, fees amounting to $813 were paid in connection with the establishment of PennCorp's Canadian subsidiary, the acquisition of AA Life, and certain reinsurance transactions.

(16)     OTHER COMMITMENTS AND CONTINGENCIES

On January 22, 1997, the Company filed with the Securities and Exchange Commission ("SEC"), a preliminary PennCorp Financial Group, Inc. and Washington National Corporation Joint Proxy Statement and Prospectus ("Joint Proxy Statement") in which the Company, pending final review by the SEC, will be soliciting shareholder approval for the following transactions: (i) the Washington National Merger, (ii) the acquisition of the Controlling Interest in SW Financial, (iii) the acquisition of the Fickes and Stone Knightsbridge Interests, and (iv) other items.

Under the terms of the amended and restated Washington National Merger agreement, Washington National shareholders will receive the right to receive $29.50 per share of consideration in the form of cash, PennCorp Common Stock, or a combination of cash and PennCorp Common Stock. The aggregate consideration to be received by the Washington National shareholders will be approximately $377,000, of which no more than $100,000 will be payable in cash. (See Note 18.)

PennCorp will receive its right to acquire the Controlling Interest in SW Financial through the assignment by Fickes and Stone and Knightsbridge ("the Controlling Parties") of certain rights including common stock and common stock equivalents of SW Financial. The Controlling Parties will receive aggregate cash consideration ranging from $67,500 to $69,600 (not including expenses) depending upon the outcome of certain contingencies.

In addition, PennCorp has proposed to acquire the Fickes and Stone Knightsbridge Interests for total consideration estimated to be $10,000. Fickes and Stone will each receive consideration in the form of estimated annual payments of $330 due April 15, 1997, each year through 2001, and issuance by PennCorp of 173,160 shares of PennCorp Common Stock to each of Fickes and Stone on April 15, 2001.

It is anticipated that PennCorp common shareholders will vote on the above transactions in April 1997, and, subject to shareholder approval, the Company intends to consummate such transactions as expeditiously as possible (see Note
18).

As part of an amended purchase agreement with the former parent company of United Life, PennCorp agreed to purchase 483,839 shares of the Company's Common Stock effective February 12, 1997 for an amount to be determined.

The Company and its subsidiaries are obligated under operating leases, primarily for office space. Rent expense, net of sublease income, was $8,416, $8,489 and $7,172 in 1996, 1995 and 1994, respectively.

             MINIMUM LEASE COMMITMENTS ARE:
                                       1997       $  8,806
                                       1998          4,269
                                       1999          2,852
                                       2000          1,716
                                       2001            796
                          2002 and thereafter          177
                                                  --------
             Total minimum payments required*     $ 18,616
                                                  ========

* Total minimum lease payments have not been reduced by minimum sublease rentals of $947 due in the future under non-cancelable subleases.

In January 1996, stockholder derivative lawsuits styled Tozour Energy Systems Retirement Plan v. David J. Stone et al, and the PennCorp Financial Group, Inc., C.A. No. 14775 (the "Tozour Case") and Lois Miller v. David J. Stone et al, and the PennCorp Financial Group, Inc., C.A. No. 14795 (the "Miller Complaint") were filed against the Company and each of its directors, individually, in the Delaware Court of Chancery. The complaint in the Miller suit has not yet been served on the Company or the other defendants. Both suits allege that the SW Financial Investment involved the usurpation of a corporate opportunity and a waste of the Company's assets by Messrs. Stone and Fickes, and that the directors of the Company in approving that transaction, failed to act in good faith and breached their fiduciary duties, including the duty of loyalty to the Company and its stockholders, having favored the interests of Messrs. Stone and Fickes over the Company and its stockholders. These lawsuits seek judgments against each of the defendants for the amount of damages sustained, or to be sustained, by the Company as a result of the breaches of fiduciary duty alleged in the complaint, the imposition of a constructive trust for the benefit of the Company on profits or benefits obtained by any defendant through the alleged breaches of fiduciary duty, attorney's fees and costs, and such other relief as the court determines to be just, proper or equitable.

The defendants in the Tozour Case have filed a motion seeking its dismissal on the ground that the plaintiff failed to comply with the requirements of Delaware law before instituting a derivative suit and intend to defend the lawsuit vigorously. Because the Company has not been served with the Miller complaint, no action has been taken in that case, although the Company would also defend it vigorously. The defendants believe, however, that it would not be in the best interests of the Company and its shareholders to expend considerable management and director time and to incur substantial expenses to litigate the actions. Consequently, the Company's legal advisors have met or spoken by telephone with the plaintiffs' counsel on several occasions to discuss the terms of a potential settlement.

The defendants and the plaintiffs' counsel entered into a Stipulation and Agreement of Compromise and Settlement dated March 28, 1997 (the "Proposed Settlement") of the shareholder derivative actions. The Proposed Settlement consists of the following principal elements: (i) Messrs. Stone and Fickes will cancel the 335,564 SW Financial common stock warrants they hold for no consideration enabling the Company to purchase the SW Financial Controlling Interest for $67.5 million, reducing the price to be paid by the Company for the SW Financial Controlling Interest by approximately $2.0 million, (ii) the Company's Board of Directors will proceed with the purchase of The Fickes and Stone Knightsbridge Interests, having received a fairness opinion of a nationally recognized investment banking firm with respect to the price to be paid for The Fickes and Stone Knightsbridge Interests, (iii) the Company's Board of Directors will proceed with the acquisition of the SW Financial Controlling Interest, having received a fairness opinion of a nationally recognized investment banking firm with respect to the price to be paid for the SW Financial Controlling Interest; (iv) the Company's Board of Directors will submit the purchase of The Fickes and Stone Knightsbridge Interests and the SW Financial Controlling Interest to a vote of a majority of the Company's stockholders present at the stockholders meeting and entitled to vote, and stockholders must approve both transactions, (v) Messrs. Stone and Fickes will abstain from voting on the proposals to approve the purchase of The Fickes and Stone Knightsbridge Interests and the SW Financial Controlling Interest, and
(vi) the plaintiffs' counsel will be entitled to conduct confirmatory discovery. Because the Knightsbridge restructuring will have the effect of eliminating potential future conflicts of interest between Messrs. Stone and Fickes and PennCorp, and because the Proposed Settlement will have the effect of reducing the price to be paid for the SW Financial Controlling Interest and will obviate the need to expend considerable management and director time to litigate the action, the PennCorp Board has determined that the Proposed Settlement is in the best interests of PennCorp and its shareholders and confers a substantial economic benefit on PennCorp. Accordingly, the PennCorp Board has authorized the payment to plaintiff's counsel of legal fees and disbursements not to exceed $530,000 in connection with the lawsuit and the related settlement negotiations, if the Proposed Settlement is approved by the Delaware Chancery Court after notice to PennCorp stockholders.

The Company is a party to various pending or threatened legal actions arising in the ordinary course of business some of which include allegations of insufficient policy illustrations and agent misrepresentations. Although the outcome of such actions is not presently determinable, management does not believe that such matters, individually or in the aggregate, would have a material adverse effect on the Company's financial position or results of operations if resolved against the Company.

Effective January 1, 1996, the Company outsourced the vast majority of its data center operations and administrative systems programming to a third party vendor. The processing agreement extends through December 2002 and requires the Company or its insurance subsidiaries to make payments ranging from approximately $8,399 to $9,248 during each of the contract years. The contract has standard provisions for early cancellation, including breakage fees. As part of the outsourcing agreement, the Company has agreed to provide a line of credit which may be drawn upon during the first two years, with repayment in nearly equal monthly installments over the remainder of the contract.

The Company has agreed to provide guarantees of indebtedness of certain officers and directors up to a maximum of $10,000.

The life insurance companies are required to be members of various state insurance guaranty associations in order to conduct business in those states. These associations have the authority to assess member companies in the event that an insurance company conducting business in that state is unable to meet its policyholder obligations. Assessments from guaranty associations, which have not been material, are recorded as assessments when received.

The Company has guaranteed approximately $12,800 in mortgage loans sold to third parties.

(17)     REINSURANCE

In the normal course of business, the Company reinsures portions of certain policies that it underwrites to limit disproportionate risks. The Company retains varying amounts of individual insurance up to a maximum retention of $300 on any life. Amounts not retained are ceded to other insurance enterprises or reinsurers on an automatic or facultative basis.

The Company cedes varying amounts of certain accident and sickness policies up to a maximum cession of $800, as well as varying portions of certain disability income policies on a facultative basis.

Reinsurance contracts do not relieve the Company from its obligations to policyholders. Therefore, the Company is contingently liable for recoverable unpaid claims and policyholder liabilities ceded to reinsurers in the unlikely event that assuming reinsurers are unable to meet their obligations. The Company evaluates the financial condition of its reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. The effect of reinsurance on policy revenues earned is as follows:

                                                                1996       1995       1994
                                                             ---------  ---------  ---------
              Direct policy revenues and amounts
                 assessed against policyholders              $ 358,825  $ 310,693  $ 250,167
              Reinsurance assumed                                1,320      2,307        765
              Reinsurance ceded                                 12,055     11,111      6,510
                                                             ---------  ---------  ---------
                   Net premiums and amounts earned           $ 348,090  $ 301,889  $ 244,422
                                                             =========  =========  =========


Fees incurred for financial reinsurance were approximately, $265 in 1996, $339 in 1995, and $515 in 1994.

18.      SUBSEQUENT EVENTS (UNAUDITED)

The Company completed its purchase from ULFC, the former parent of United Life, 483,839 shares of the Company's Common Stock for an aggregate purchase price of $17,902 plus accrued interest through the closing date, June 9, 1997, of $295. The value of treasury shares held increased $17,902 as a result of this transaction.

On August 5, 1997, the Company purchased $40,000 of SW Financial
Subordinated Notes (the "SW Financial Notes") from the liquidating trust for the creditors of ICH Corporation, SW Financial's former parent. SW Financial had issued the SW Financial Notes as part of the acquisition consideration paid to the liquidating trust. The SW Financial Notes were purchased by the Company at par in anticipation of the acquisition of the Controlling Interest in SW Financial. Interest due under the SW Financial Notes is currently set at 7.0%, per annum.

On August 30, 1997, the Washington National Merger agreement terminated.

On September 1, 1997, the Company purchased $25,000 of ACO Acquisition Corp. (subsequently re-named Acordia, Inc. ("Acordia")) subordinated indebtedness and $20,000 of ACO Brokerage Holdings Corporation ("ACO"), an affiliate of Acordia, preferred stock. The Acordia subordinated notes pay interest on a current basis at 12.5%, per annum, payable in semi-annual installments. The ACO preferred stock dividends are payable in cash (subject to certain restrictions), or in-kind at the option of ACO, at a rate of 17 percent. Acordia is an insurance broker specializing in the marketing of commercial property and casualty programs. Acordia is 28.6% owned by Knightsbridge. PennCorp received fees aggregating $1,100 from Acordia for its underwriting and participation in the subordinated notes and preferred stock. KM received sponsor fees and other fees aggregating $1,714 from Acordia for its role in consummating the Acordia acquisition.

On November 14, 1997, the Company filed, on Form 8-K, restated financial statements for the years ended December 31, 1994, 1995 and 1996 and the three month period ended March 31, 1997 and the three month and six month periods ended June 30, 1997. For additional information see Note 19.

19.      RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

In August 1997, PennCorp announced that it would likely be restating its financial statements for each of the years in the three year period ended December 31, 1996.

The Company has restated its consolidated financial statements for each of the years in the three-year period ended December 31, 1996. The restatement resulted from the Company reconsidering certain accounting practices after discussions with the Securities and Exchange Commission's Division of Corporation Finance.

The significant changes in accounting practices incorporated in the restatement are as follows:

(i)      the methodology for determining deferrable acquisition costs;
(ii)     the amortization methodology of deferred acquisition costs;
(iii) the recognition of reserve adjustments for interest sensitive products;
(iv) the allocation of purchase consideration associated with certain acquisitions; and
(v)      the consolidation of a majority-owned subsidiary.

In addition, the Company corrected immaterial errors identified in previously issued financial statements.

The following page presents the effects of the restatement.

                                        CONSOLIDATED STATEMENTS OF INCOME
                                         FOR THE YEAR ENDED DECEMBER 31,


                                                                                    1996                           1995
                                                                        (As reported)   (Restatement)  (As reported) (Restatement)
                                                                          ----------     ----------     ----------    ----------
REVENUES:
      Premiums, principally accident and sickness                         $  256,859     $  256,859     $  239,010    $  239,010
      Interest sensitive policy product charges                               91,231         91,231         62,879        62,879
      Net investment income                                                  213,563        210,734        102,291       102,291
      Other income                                                             6,132         22,666         12,845        17,076
      Net gains/losses from sale of investments                                1,257          1,257            595         3,770
                                                                          ----------     ----------     ----------    ----------
               Total revenues                                                569,042        582,747        417,620       425,026
                                                                          ----------     ----------     ----------    ----------
BENEFITS AND EXPENSES:
      Claims incurred                                                        188,727        188,727        141,876       141,876
      Change in liability for future policy benefits and other
          policy benefits                                                     79,085         83,184         18,126        20,047
      Amortization of present value of insurance in force and
          deferred policy acquisition costs                                   52,877         56,470         47,732        51,535
      Amortization of costs in excess of net assets acquired                   7,990          8,648          6,557         6,486
      Underwriting and other administrative expenses                          97,685        116,560         93,272       106,105
      Interest and amortization of deferred debt issuance costs               18,979         18,579         19,780        19,520
      Restructuring charge                                                      --             --             --            --
                                                                          ----------     ----------     ----------    ----------
               Total benefits and expenses                                   445,343        472,168        327,343       345,569
                                                                          ----------     ----------     ----------    ----------
Income before income taxes, undistributed earnings of unconsolidated
      affiliates and extraordinary charge                                    123,699        110,579         90,277        79,457
      Income taxes                                                            45,418         40,957         31,642        27,829
                                                                          ----------     ----------     ----------    ----------
Net income before undistributed earnings in unconsolidated affiliates
      and extraordinary charge                                                78,281         69,622         58,635        51,628
      Undistributed earnings in unconsolidated affiliates                     21,102         21,037          4,718         4,718
                                                                          ----------     ----------     ----------    ----------
Net income before extraordinary charge                                        99,383         90,659         63,353        56,346
      Extraordinary charge                                                    (2,372)        (2,372)          --            --
                                                                          ----------     ----------     ----------    ----------
Net income                                                                    97,011         88,287         63,353        56,346
      Preferred stock dividend requirements                                   14,646         14,646          6,540         6,540
                                                                          ----------     ----------     ----------    ----------
Net income applicable to common stock                                     $   82,365     $   73,641     $   56,813    $   49,806
                                                                          ==========     ==========     ==========    ==========

Primary:
      Net income applicable to common stock before extraordinary
           charge                                                         $     2.98     $     2.67     $     2.47    $     2.17
           Extraordinary charge                                                (0.08)         (0.08)          --            --
                                                                          ----------     ----------     ----------    ----------
      Net income applicable to common stock                               $     2.90     $     2.59     $     2.47    $     2.17
                                                                          ==========     ==========     ==========    ==========
Common shares used in computing primary earnings per share                    28,462         28,462         22,985        22,985
                                                                          ==========     ==========     ==========    ==========

Fully diluted:
      Net income applicable to common stock before extraordinary
           charge                                                         $     2.74     $     2.49     $     2.36    $     2.09
           Extraordinary charge                                                (0.07)         (0.07)          --            --
                                                                          ----------     ----------     ----------    ----------
      Net income applicable to common stock                               $     2.67     $     2.42     $     2.36    $     2.09
                                                                          ==========     ==========     ==========    ==========
Common shares used in computing fully diluted earnings per share              35,229         35,229         25,566        25,566
                                                                          ==========     ==========     ==========    ==========
                                                                                      1994
                                                                          (As reported)    (Restatement)
                                                                           ----------       ----------
REVENUES:
      Premiums, principally accident and sickness                          $  214,674       $  214,674
      Interest sensitive policy product charges                                29,748           29,748
      Net investment income                                                    51,850           51,850
      Other income                                                              1,056            1,056
      Net gains/losses from sale of investments                                (3,556)          (3,556)
                                                                           ----------       ----------
               Total revenues                                                 293,772          293,772
                                                                           ----------       ----------
BENEFITS AND EXPENSES:
      Claims incurred                                                         112,650          112,650
      Change in liability for future policy benefits and other
          policy benefits                                                      (9,329)          (9,329)
      Amortization of present value of insurance in force and
          deferred policy acquisition costs                                    30,948           28,466
      Amortization of costs in excess of net assets acquired                    5,241            5,241
      Underwriting and other administrative expenses                           77,407           77,817
      Interest and amortization of deferred debt issuance costs                18,274           18,274
      Restructuring charge                                                       --               --
                                                                           ----------       ----------
               Total benefits and expenses                                    235,191          233,119
                                                                           ----------       ----------
Income before income taxes, undistributed earnings of unconsolidated
      affiliates and extraordinary charge                                      58,581           60,653
      Income taxes                                                             21,437           22,163
                                                                           ----------       ----------
Net income before undistributed earnings in unconsolidated affiliates
      and extraordinary charge                                                 37,144           38,490
      Undistributed earnings in unconsolidated affiliates                        --               --
                                                                           ----------       ----------
Net income before extraordinary charge                                         37,144           38,490
      Extraordinary charge                                                       --               --
                                                                           ----------       ----------
Net income                                                                     37,144           38,490
      Preferred stock dividend requirements                                     1,151            1,151
                                                                           ----------       ----------
Net income applicable to common stock                                      $   35,993       $   37,339
                                                                           ==========       ==========

Primary:
      Net income applicable to common stock before extraordinary
           charge                                                          $     1.82       $     1.88
           Extraordinary charge                                                  --               --
                                                                           ----------       ----------
      Net income applicable to common stock                                $     1.82       $     1.88
                                                                           ==========       ==========
Common shares used in computing primary earnings per share                     19,830           19,830
                                                                           ==========       ==========

Fully diluted:
      Net income applicable to common stock before extraordinary charge
           Extraordinary charge

      Net income applicable to common stock

Common shares used in computing fully diluted earnings per share



                    CONSOLIDATED CONDENSED BALANCE SHEETS
                              AS OF DECEMBER 31,

---------------------------------------------------------------------------------------------------------------------
                                                                      1996                             1995
                                                           --------------------------      --------------------------
                                                         (As reported)    (Restatement)   (As reported)   (Restatement)
                                                           ----------      ----------      ----------      ----------
ASSETS:
      Investments and cash                                 $3,830,313      $3,835,135      $2,409,427      $2,410,304
      Insurance assets                                        668,972         639,798         513,559         499,668
      Other assets                                            334,448         334,390         227,020         232,946
                                                           ----------      ----------      ----------      ----------
           Total assets                                    $4,833,733      $4,809,323      $3,150,006      $3,142,918
                                                           ==========      ==========      ==========      ==========

LIABILITIES AND SHAREHOLDERS' EQUITY:
      Insurance liabilities                                $3,562,108      $3,566,455      $2,229,047      $2,221,161
      Long-term debt                                          210,325         210,325         307,271         307,271
      Other liabilities                                       183,437         170,302         117,175         125,351
      Redeemable preferred stock                               32,864          32,864          30,007          30,007
      Shareholders' equity                                    844,999         829,377         466,506         459,128
                                                           ----------      ----------      ----------      ----------
           Total liabilities and shareholders' equity      $4,833,733      $4,809,323      $3,150,006      $3,142,918
                                                           ==========      ==========      ==========      ==========